Exhibit 99.1

CTI BioPharma Announces Planned Reverse Stock Split

SEATTLE, Wash., December 9, 2016--CTI BioPharma Corp. (“CTI”, the “Company” or “CTI Parent Company”) (NASDAQ and MTA: CTIC) announced that the Company’s Board of Directors approved a reverse stock split in order to regain compliance with The NASDAQ Stock Market LLC (the “NASDAQ”) minimum closing bid price of $1.00 per share. Upon the effectiveness of the reverse stock split, each of the Company’s shareholders will receive one (1) new share of the Company’s common stock (the “Common Stock”) for every ten (10) shares such shareholder holds. The reverse stock split will affect all of the Company’s authorized shares, including all outstanding shares of Common Stock as well as the number of shares of Common Stock underlying stock options, warrants and other exercisable or convertible instruments outstanding at the effective time of the reverse stock split.

It is anticipated that the reverse stock split will become effective on or about January 1, 2017. The Company expects to achieve compliance if the closing bid price of the Common Stock is $1.00 per share or more for a minimum of ten consecutive trading days before January 17, 2017. The Common Stock is scheduled to begin trading on a split-adjusted basis on the Mercato Telematico Azionario stock market (the “MTA”) in Italy on January 2, 2017 and The NASDAQ Capital Market in the United States on January 3, 2017.

About CTI BioPharma

CTI BioPharma Corp. is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a commercial presence in Europe with respect to PIXUVRI® and a late-stage development pipeline, including pacritinib for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington, with offices in London and Milan under the name CTI Life Sciences Limited. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Forward-Looking Statements

This press release includes forward-looking statements, which are within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the issuers' securities Specifically, the risks and uncertainties that could affect the Company include risks associated with preclinical and clinical developments in the biopharmaceutical industry, including, without limitation, that the Company may experience unexpected delays in the regulatory approval process of its products, the Company’s ability to continue to raise capital as needed to fund its operations, that the reverse stock split may not increase the per-share-trading price of the Common Stock to regain compliance with the NASDAQ listing requirements for continued listing on The NASDAQ Capital Market, that even after reverse stock split, the closing bid price of the Common Stock may not be $1.00 or more for a minimum of ten consecutive trading days before March 20, 2017, that the reverse stock split may not become effective on or about January 1, 2017, that the Common Stock may not begin trading on a split-adjusted basis on the MTA on January 2, 2017 and/or The NASDAQ Capital Market on January 3, 2017; and other risks identified in each of the issuer's most recent filings on Forms 10-K and 10-Q and other Securities and Exchange Commission filings. Except as required by law, CTI BioPharma does not intend to update any of the statements in this press release upon further developments.

Source: CTI BioPharma Corp.

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CTI BioPharma Contact:

Ed Bell
+1 206-272-4345
ebell@ctibiopharma.com